UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     March 25, 2022

THE CLOROX COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-07151	31-0595760
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

1221 Broadway, Oakland, California	94612-1888
(Address of principal executive offices)	(Zip code)

(510) 271-7000
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Symbol(s)
Common Stock - $1.00 par value	CLX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 25, 2022, The Clorox Company (“the Company”) entered into a $1,200,000,000 five-year unsecured revolving credit agreement (the “Agreement”) among JPMorgan Chase Bank, N.A., Citibank, N.A., and Wells Fargo Bank, National Association, as administrative agents, and lenders, and the other agents and lenders party thereto (the “Lenders”). JPMorgan Chase Bank, N.A., Citibank, N.A., and Wells Fargo Securities, LLC acted as the joint lead arrangers and joint bookrunners under the Agreement. JPMorgan Chase Bank, N.A. is also acting as the servicing agent under the Agreement. Amounts available under the Agreement are for general corporate purposes.

Concurrently with the effectiveness of the Agreement, the Company terminated its existing $1,200,000,000 credit agreement, dated as of November 15, 2019, among the Company, as borrower, JPMorgan Chase Bank, N.A., Citibank, N.A., and Wells Fargo Bank, National Association, as administrative agents and lenders, and the other agents and lenders from time to time party thereto. No material termination fees or penalties were incurred by the Company in connection with the termination of the existing credit agreement, which was due to mature on November 15, 2024.

Certain lenders party to the Agreement, directly or through affiliates, have pre-existing relationships with the Company, including one or more of the following: participating in prior credit facilities, share repurchase programs, bond offerings, or derivative transactions; acting as dealers in the Company’s commercial paper programs or as foreign exchange traders; or providing commercial paper safekeeping, investment banking advisory, cash management, or pension services.

The Agreement provides the terms under which the Lenders will lend funds to the Company and contains customary representations and warranties and customary affirmative and negative covenants, including (among others) restrictions on liens, consolidations, mergers, and asset sales. The only financial covenant in the Agreement is a consolidated interest coverage ratio. The Agreement also provides for customary events of default, including (among others) nonpayment, covenant defaults, breaches of representations or warranties, bankruptcy and insolvency events, cross defaults and a change of control.

The Company has the option to elect one of two methods for calculating the interest due on borrowings (other than letters of credit) under the Agreement:

(A) the base rate, equal to the highest of (i) the rate quoted by The Wall Street Journal as the “Prime Rate” in the U.S. from time to time, (ii) the sum of one half of one percent plus the greater of (x) the federal funds effective rate and (y) the overnight bank funding rate, in each case as determined by the Federal Reserve Bank of New York and (iii) the Adjusted Term SOFR Rate for a one month interest period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (provided that if the base rate is less than one percent, such rate shall be deemed to be one percent); plus an applicable margin depending on the credit rating assigned to the debt under the Agreement or, if none, the credit rating assigned to the senior unsecured long-term debt securities of the Company (the “Credit Rating”); or

(B) a rate equal to the Term SOFR Rate for the applicable interest period plus 0.1%, plus an applicable margin depending on the Credit Rating.

The Company is required to pay a quarterly facility fee, which varies depending on the Credit Rating. Letters of credit issued under the Agreement are subject to a letter of credit fee (which varies depending on the Credit Rating) and related fronting fees.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

Information with respect to the termination of the Company’s previous credit agreement is set forth in Item 1.01 and is hereby incorporated in this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

See the Exhibit Index below.

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement, dated as of March 25, 2022, among The Clorox Company, the lenders listed therein, JPMorgan Chase
Bank, N.A., Citibank, N.A., and Wells Fargo Bank, National Association, as Administrative Agents, and JPMorgan Chase
Bank, N.A., as Servicing Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CLOROX COMPANY

/s/ Angela Hilt
Date: March 28, 2022	By:	Senior Vice President – Chief Legal Officer